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                                                                    Exhibit 99.2

[IBS Logo]                               International Business Strategies, Inc.
                                 632 Industrial Way, Los Gatos, CA 95030, U.S.A.
                                          Phone: 408-395-9585; Fax: 408-395-5389
                                                   e-mail: ibs_inc@ix.netcom.com


May 9, 2001


Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304-1104

For: Ms. Nancy Fadis
Credit Suisse First Boston
Senior Reference Librarian
1510 Page Mill Road
Palo Alto, CA 94304

Ph: 650-614-1670
Fx: 650-614-1639


This letter is to affirm that Credit Suisse First Boston has our written permission to use the following quote obtained from statistics reported in Design Implementation Issues (July 2000 issue of IBS' Global System IC Service):

"International Business Strategies estimates that the percentage of chip designs implemented worldwide, at or below 0.18um, will grow from approximately 16 percent of all chips designed in 2000 to over 87 percent of all chips designed in 2005."

Best regards,

/s/ IB Kim

Ms. IB Kim